Registration No. 333‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	06‑1153720
(State of incorporation)	(IRS Employer Identification No.)

9510 Ormsby Station Road, Suite 300

Louisville, KY 40223

(Address of principal executive offices)

Almost Family, Inc. 2017 Stock and Incentive Compensation Plan

(Full title of the plan)

William B. Yarmuth

Chief Executive Officer

Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

(502) 891‑1000

(Name and Address of agent for service)

With copy to:

James A. Giesel

FROST BROWN TODD LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202‑3363

(502) 589‑5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.10 par value per share	1,457,776 shares	$49.975	$72,852,356	$8,443.59

(1) The number of shares issuable under the 2017 Stock and Incentive Compensation Plan (the "2017 Plan") is the sum of the following: (i) 900,000  shares not previously registered; plus (ii) up to 460,311 shares subject to outstanding grants under the Almost Family, Inc. 2013 Stock and Incentive Compensation Plan (the "2013 Plan") that were previously registered on May 07, 2013 (Registration No. 333‑188398) and may be reissued under the 2017 Plan if the currently outstanding grants terminate, expire, or are cancelled, forfeited, exchanged or surrendered without having been exercised; plus (iii) 97,465 shares previously registered for issuance under the 2013 Plan (Registration No. 333‑188398) that are not subject to outstanding awards under the 2013 Plan and may be issued under the terms of the 2017 Plan.  This registration statement shall also cover any additional shares of Common Stock which shall become issuable under the 2017 Plan by reason of any event of merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, extraordinary cash dividend, spin-off, split-up, share combination, or other change in the corporate structure of the Registrant affecting the number of shares of stock or the kind of shares or securities issuable upon exercise of an option or payment of another award.

(2)  This estimate is made solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended.  The price per share and the aggregate offering price are calculated on the basis of the average of the high and low sales prices of Registrant’s Common Stock as reported on The NASDAQ Global Stock Market on May 5, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the instructions to Part I of Form S‑8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents, which include the statement of availability required by Item 2 of Form S‑8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed by the Company with the Commission:

•	Our Annual Report on Form 10‑K for the fiscal year ended December 30, 2016 filed on March 14, 2017;
•	Our Quarterly Report on Form 10‑Q for the quarterly period ended March 31, 2017 filed on May 10, 2017;
•	Our Current Reports on Form 8‑K filed on January 6, January12, January 18, and January 24, 2017; and
•

The section entitled "Description of Securities to be registered" contained in the Registration Statement on Form 8‑A filed on February 19, 1999, as amended, and all amendment or reports filed for the purpose of updating such description before the termination of the offering of Common Stock thereby.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (DGCL) permits a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such persons in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions except that no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court deems proper. To the extent such person has been successful on the merits or claim, issue or matter therein, the corporation must indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Corporations, under certain circumstances, may pay expenses incurred by an officer or director in advance of the final disposition of an action for which indemnification may be permitted or required. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 further provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by statute.

Article 9 of the Company’s Amended and Restated By-Laws provides:

9.1  Right to Indemnification.

(a)   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b)   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)   To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Subsections (a) and (b), and in defense of any claim, issue or matter therein, such director, officer, employee or agent shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

9.2  Procedure for Indemnification.

Any indemnification under Subsections (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Subsections (a) and (b). Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

9.3  Advances for Expenses.

Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount. Such director, officer, employee or agent shall not repay the amount if it shall be ultimately determined that such person is entitled to be indemnified by this section.

9.4  Other Rights; Continuation of Right to Indemnification.

The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. For purposes of this section, references to “the Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 9 with respect to the resulting or surviving corporation, as such person would if such person had served the resulting or surviving corporation in the same capacity.

9.5  Insurance.

The Corporation is authorized, according to the discretion of the Board, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation must indemnify such person against such liability under the provisions of this section.

The Company maintains liability insurance coverage for its officers and directors which entitles the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers with respect to actions arising out of the performance of such officer’s or director’s duty in his or her capacity as such.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit No.

4.1

Certificate of Incorporation, as amended, of the Registrant (incorporated by reference to Exhibit No. 3.1 of the Registrant’s Annual Report on Form 10‑K for the year ended March 31, 1997 and Exhibit No. 3.1 of the Registrant’s Quarterly Report Form 10‑Q for the quarter ended September 30, 2008)

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8‑K dated June 4, 2012)

4.3	Almost Family, Inc. 2017 Stock and Incentive Compensation Plan (incorporated by reference to Appendix A of the Definitive Proxy Statement on Schedule 14A as filed on April 7, 2017)

5	Opinion of Frost Brown Todd LLC

23.1	Consent of Frost Brown Todd LLC (contained in Exhibit 5)

23.2	Consent of Ernst & Young, LLP, independent registered public accounting firm

24.1	Power of Attorney (included on Signature Page)

Item 9.  Undertakings.

(a)         The undersigned Company hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and,

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on May 10, 2017.

Almost Family, Inc.
(Registrant)

By:	/s/ William B. Yarmuth
William B. Yarmuth
Chairman, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William B. Yarmuth and C. Steven Guenthner, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to said Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

Signature		Title	Date

By:	/s/ William B. Yarmuth	Director, Chief Executive Officer	May 10, 2017
	William B. Yarmuth	(principal executive officer)

By:	/s/ C. Steven Guenthner	President and Principal Financial Officer	May 10, 2017
	C. Steven Guenthner	(principal financial officer)

By:	/s/ Jeffrey T. Reibel	Vice President and Chief Accounting Officer	May 10, 2017
	Jeffrey T. Reibel	(principal accounting officer)

By:	/s/ Steven B. Bing	Director	May 10, 2017
Steven B. Bing

By:	/s/ Donald G. McClinton	Director	May 10, 2017
Donald G. McClinton

By:	/s/ Tyree G. Wilburn	Director	May 10, 2017
Tyree G. Wilburn

By:	/s/ Jonathan D. Goldberg	Director	May 10, 2017
Jonathan D. Goldberg

By:	/s/ W. Earl Reed, III	Director	May 10, 2017
W. Earl Reed, III

By:	/s/ Henry M. Altman, Jr.	Director	May 10, 2017
Henry M. Altman, Jr.

EXHIBIT INDEX

Exhibit No.

4.1

Certificate of Incorporation, as amended, of the Registrant (incorporated by reference to Exhibit No. 3.1 of the Registrant’s Annual Report on Form 10‑K for the year ended March 31, 1997 and Exhibit No. 3.1 of the Registrant’s Quarterly Report Form 10‑Q for the quarter ended September 30, 2008)

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8‑K dated June 4, 2012)

4.3	Almost Family, Inc. 2017 Stock and Incentive Compensation Plan (incorporated by reference to Appendix A of the Definitive Proxy Statement on Schedule 14A as filed on April 7, 2017)

5	Opinion of Frost Brown Todd LLC

23.1	Consent of Frost Brown Todd LLC (contained in Exhibit 5)

23.2	Consent of Ernst & Young, LLP, independent registered public accounting firm

24.1	Power of Attorney (included on Signature Page)